Exhibit 99.1
Encore Acquisition Company Announces COO and CFO Management Changes
FORT WORTH, Texas—(BUSINESS WIRE)—November 21, 2006
Encore Acquisition Company (NYSE:EAC) announced today two organizational changes among its corporate operations and finance executives.
Ben Nivens has been promoted to Senior Vice President and Chief Operating Officer. Prior to his promotion, Mr. Nivens had been Senior Vice President, Chief Financial Officer, Treasurer and Secretary since November 2005 and served as Vice President of Corporate Strategy and Treasurer from June to November 2005. From April 2002 to June 2005, Mr. Nivens served as an engineering manager of the Company. Prior to joining the Company, he worked for Prize Energy and Union Pacific Resources.
“Ben did an excellent job as CFO and has now been involved in virtually every part of the Company,” stated Jonny Brumley, President and Chief Executive Officer. “Ben’s in-depth knowledge of the Company and his strong technical and financial experience make him an excellent leader capable of achieving our operational goals in light of our overall strategic vision.”
Bob Reeves has been promoted to Senior Vice President, Chief Financial Officer, Treasurer and Secretary and will continue in his role of principal accounting officer. Prior to his promotion, Mr. Reeves had been Senior Vice President and Chief Accounting Officer since November 2005 and served as Vice President and Controller from August 2000 to October 2005. He joined the Company as Assistant Controller in April 1999. Prior to joining the Company, Mr. Reeves worked for Hugoton Energy Corporation and Bristol Resources Corporation.
“Bob has been an integral part of our success from the beginning,” stated Jonny Brumley. “Bob is a results-driven leader who brings a wealth of financial and accounting expertise to the CFO position.”
About the Company:
Encore Acquisition Company (“Encore” or the “Company”) is a growing independent energy company engaged in the acquisition, development, exploitation, exploration, and production of onshore North American oil and natural gas reserves. Since the Company’s inception in 1998, Encore has sought to acquire high-quality assets with potential for upside through drilling, waterflood, and tertiary projects. Encore’s properties currently are located in four core areas: the Cedar Creek Anticline (“CCA”) in the Williston Basin of Montana and North Dakota; the Permian Basin of western Texas and southeastern New Mexico; the Mid-Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin, and the Barnett Shale of northern Texas; and the Rockies, which includes non-CCA assets in the Williston and Powder River Basins of Montana and North Dakota, and the Paradox Basin of southeastern Utah. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.
Contact:
Encore Acquisition Company, Fort Worth
Bob Reeves, 817-339-0918
or
Wym Van Wyk, 817-339-0812